UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOUGLAS LAKE MINERALS INC.
(Exact name of issuer as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0430222 (I.R.S. Employer Identification No.)
400 - 1445 West Georgia St., Vancouver, British Columbia, Canada (Address of Principal Executive Offices )	V6G 2T3 (Zip Code)

2008 STOCK INCENTIVE PLAN
(Full title of plan)

Harpreet S. Sangha
President and Chief Executive Officer
Suite 400, 1445 West Georgia Street, Vancouver, British Columbia, Canada, V6G 2T3
(Name and address of agent for service)

(604) 669-0323
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Thomas J. Deutsch LANG MICHENER LLP Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7 Tel: (604) 689-9111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "non-accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Shares	10,000,000 Shares	$0.25	$2,500,000	$98.25

(1)   This registration statement covers shares of our common stock, par value $0.001 per share, issuable pursuant to stock options and other equity incentive awards under our 2008 Stock Incentive Plan.

(2)   This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the 2008 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares.

(3)   The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon (i) the average exercise price of $0.30 per common share under outstanding options to purchase 1,700,000 common shares that have been granted to date pursuant to our 2008 Stock Incentive Plan, and (ii) the average of the bid and asked price of our common stock on December 26, 2008, being $0.24 per common share, with respect to the balance of the 8,300,000 common shares that have been reserved for issuance pursuant to awards that may be granted under our 2008 Stock Incentive Plan.

(4)   The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

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PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3, of this prospectus ("prospectus" or "Registration Statement"), constitute a prospectus that meets the requirements of Section 10(a) of the United States Securities Act of 1933, as amended (the "Securities Act").

Reoffer Prospectus: The material that follows Item 2, beginning on Page P-1 up to but not including Part II of this Registration Statement, beginning on Page II-1, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by selling stockholders named in a reoffer prospectus.

Item 1.               Plan Information.

This Registration Statement on Form S-8 relates to a maximum of 10,000,000 shares of common stock, par value $0.001 per share, issuable directly by Douglas Lake Minerals Inc. ("we" or the "company") under the 2008 Stock Incentive Plan or pursuant to the exercise of options or other awards that have been granted or may be granted under the 2008 Stock Incentive Plan.

We will provide each participant in our 2008 Stock Incentive Plan (each, a "Participant") with documents that contain information related to our 2008 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Participant who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.                Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. This statement shall also indicate the availability without charge, upon written or oral request, or other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address and telephone number to which any requests for documents should be directed.

*          Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

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REOFFER PROSPECTUS

The date of this prospectus is December 29, 2008

DOUGLAS LAKE MINERALS INC.
400-1445 West Georgia Street, Vancouver, British Columbia, V6G 2T3

10,000,000 SHARES OF COMMON STOCK

This reoffer prospectus relates to 10,000,000 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain eligible participants (each, a "Participant") in our 2008 Stock Incentive Plan for their own account. Eligible Participants in our 2008 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those eligible participants who are "affiliates" of our company (as defined in Rule 405 under the United States Securities Act of 1933, as amended (the "Securities Act")).

It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board ("OTCBB"), or such other securities exchange or securities market (if any) that our common stock may then be traded. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock to the selling stockholders will be issued pursuant to awards granted under our 2008 Stock Incentive Plan and will be "control securities" under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the OTCBB under the symbol "DLKM". On December 26, 2008, the last reported price of our common stock on such market was $0.22 per share.

Investing in our common stock involves risks. See "risk factors" starting on page P-11 of this reoffer prospectus. These are speculative securities.

Because we do not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of the company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

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PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to "the Company," "we," "us," "our" or "our company" refer to Douglas Lake Minerals Inc. and our consolidated subsidiaries. All dollar amounts refer to United States dollars unless otherwise indicated.

This reoffer prospectus relates to 10,000,000 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain eligible Participants in our 2008 Stock Incentive Plan for their own account. Eligible Participants in our 2008 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those eligible participants who are "affiliates" of our company, as defined in Rule 405 under the Securities Act.

Our Business

We were incorporated on January 5, 2004 under the laws of the State of Nevada. We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own 31 mineral claims located in Tanzania, Africa, through prospecting licences issued by the government of Tanzania. These mineral claims do not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on these claims. Accordingly, additional exploration of these mineral claims is required before any determination as to whether any commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out preliminary exploration work on our mineral claims in order to ascertain whether our mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of minerals. We will not be able to determine whether or not any of our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Our executive offices are located at Suite 400, 1445 West Georgia Street, Vancouver, British Columbia, Canada, V6G 2T3, and our telephone number is (604) 669-0323.

Our Mineral Claims

On August 4, 2005, we entered into an Asset Purchase Agreement (the "KBT Agreement") with KBT Discovery Group Tanzania Ltd. ("KBT") to acquire three prospecting licenses, which cover an area of approximately 621 square kilometers in Tanzania, for an aggregate purchase price of $75,000 and 2,800,000 restricted shares of common stock. On November 10, 2005, we entered into an amendment agreement to the KBT Agreement pursuant to which the number of shares to be issued was increased to 5,600,000 restricted shares of common stock. On October 16, 2006, we entered into an Amendment Agreement in which the aggregate purchase price was increased to $225,000. By the end of the fiscal year ended May 31, 2006, we had completed due diligence and closed the agreement. At the first closing, Prospecting Licence No. 2810/2004, known as "Tabora", was transferred to us and we issued 5,600,000 restricted shares of common stock to KBT. Prospecting Licence No. 3117/2005, known as "Morogoro", and Prospecting Licence No. 3118/2005, known as "KM 7", were in the name of Atlas Africa Limited ("Atlas"), a Tanzanian company. KBT had entered into an agreement with Atlas which gave KBT the right to prospect minerals under the Morogoro and KM 7 Prospecting Licenses and an option to enter into a joint venture with Atlas to prospect and mine minerals under the Morogoro and KM 7 Prospecting Licenses. KBT caused Atlas to terminate this joint venture agreement and transferred the Morogoro and KM 7 Prospecting Licenses to us and we paid KBT $75,000. On July 19, 2006, we entered into a Letter of Amendment, pursuant to which we agreed to pay $50,000 directly to Atlas. During the year ended May 31, 2007, we paid the $50,000 to Atlas and recognized an impairment loss of $50,000 as there are no proven or probable reserves on any of the Tanzania properties. The prospecting licenses expire three years after the initial issuance. We can apply to reacquire 50% of the area covered by the original prospecting licenses. We have applied to reacquire the licenses.

On August 4, 2005, we entered into an Asset Purchase Agreement (the "HG Agreement") with Hydro-Geos Consulting Group Tanzania Limited ("HG") to acquire Prospecting License No. 2683/2004 known as "Ashanti South East", which covers an area of approximately 210 square kilometers in Tanzania, for an aggregate purchase price of 2,600,000 restricted shares of common stock. On November 10, 2005, we entered into an amendment agreement to the HG Agreement pursuant to which the number of shares to be issued was increased to 5,200,000 restricted shares of common stock. By the end of our fiscal year ended May 31, 2007, we had completed our due diligence and closed the agreement. Pursuant to the terms of the HG Agreement, as amended, the Ashanti South East Prospecting License was transferred to us and we issued 5,200,000 restricted shares of common stock to HG. The prospecting licenses expire three years after their initial issuance. We can apply to reacquire 50% of the area covered by the original prospecting license. We have applied to reacquire the licenses.

On August 4, 2005, we entered into an Asset Purchase Agreement (the "Megadeposit Agreement") with Megadeposit Explorers Limited ("Megadeposit") to acquire Prospecting Licence Renewal No. 2957/2005 known as "Negero", which covers an area of approximately 207 square kilometers in Tanzania, for an aggregate purchase price of 2,600,000 restricted shares of common stock. On November 10, 2005, we entered into an amendment agreement to the Megadeposit Agreement pursuant to which the number of shares to be issued was increased to 5,200,000 restricted shares of common stock. By the end of our fiscal year ended May 31, 2006, we had completed our due diligence and closed the agreement. Under the Megadeposit Agreement, as amended, Prospecting License Negero was transferred to us and we issued 5,200,000 restricted shares of common stock to Megadeposit. This prospecting license expired on December 21, 2006, and Megadeposit has applied to reacquire the prospecting license covering the same area previously covered by Prospecting License No. 2957/2005. Pursuant to an agreement to transfer mineral rights dated June 20, 2007 between Megadeposit and us, Megadeposit has agreed to transfer the reacquired prospecting license to us for no additional consideration. The reacquired prospecting license had been applied for and is expected to be transferred to us once granted.

On April 26, 2006, we issued a total of 16,000,000 restricted shares of common stock at a fair value of $5,620,000 upon completion of due diligence related to the KBT Agreement, HG Agreement and Megadeposit Agreement, each as described above.

On April 27, 2006, we entered into a strategic alliance agreement (the "SA Agreement") with Canaco Resources Inc. ("Canaco"), a Canadian public company. Under the terms of the SA Agreement, Canaco paid $350,000 to us and will provide technical management and fund the initial assessment of each of the prospects in Tanzania, and can earn up to a 70% undivided interest in the prospects. In connection with this agreement, the Company is required to issue 200,000 shares. We have determined the fair market value of these shares to be $88,000. These shares have not yet been issued.

On October 5, 2006, we entered into an option agreement (the "Option Agreement") with Canaco pursuant to which we granted Canaco the right to earn up to a 70% interest in Prospecting License 3117/2005 in Tanzania known as "Morogoro" held by us. Under the Option Agreement Canaco has agreed to:

(a)        make cash payments to us of $250,000, of which $50,000 (received) is payable upon the approval of the Option Agreement by the board of directors of both companies and the TSX Venture Exchange (the stock exchange upon which Canaco's shares are listed; and such date being referred to as the "Effective Date"). An additional $75,000 is payable on the first anniversary of the Effective Date and an additional $125,000 is payable on the second anniversary of the Effective Date;

(b)        issue up to 800,000 of its common shares to us, of which 100,000 shares are issuable on the Effective Date (received), an additional 200,000 shares are issuable on the first anniversary of the Effective Date (received); and an additional 500,000 shares are issuable on the second anniversary of the Effective Date; and

(c)        spend up to $2,000,000 in exploration expenses on the subject property prior to the third anniversary of the Effective Date in the following manner: up to $250,000 in exploration expense prior to the first anniversary of the Effective Date, up to $750,000 in cumulative exploration expense prior to the second anniversary of the Effective Date and up to $2,000,000 in cumulative exploration expense prior to the third anniversary of the Effective Date.

On November 17, 2006, we entered into an Asset Purchase Agreement with Atlas to acquire Prospecting License No. 3920/2006, known as "Shinyanga" or "Magembe", which covers an area of approximately 46 square kilometres in Tanzania. The license was transferred to us on signing the agreement for an aggregate purchase price of $200,000 (paid) and 4,500,000 restricted shares of common stock. We determined the fair market value of the 4,500,000 shares to be $3,172,500. As at May 31, 2007, the Company has issued 1,500,000 shares, and the remaining 3,000,000 shares that are issuable under the agreement have not yet been issued.

On November 17, 2006, we entered into an Asset Purchase Agreement with HG to acquire six Prospecting Licenses, which cover an area of approximately 2,389 square kilometers in Tanzania. Prospecting License No.'s 3868/2006, 3671/2005, 3398/2005, 3105/2005, 3211/2005 and 2961/2004 were transferred to us on signing the agreement for an aggregate purchase price of $600,000 (the "Cash Payment") and 4,000,000 restricted shares of common stock (issued) at a fair value of $2,820,000. The Cash Payment is to be made as follows: $150,000 (paid) on signing of the agreement and $150,000 in payments at the end of each 90 day period thereafter until the consideration is paid in full. As at August 31, 2008, $300,000 of the amount payable is included in accrued liabilities.

On November 19, 2006, we entered into an Asset Purchase Agreement with Megadeposit to acquire five Prospecting Licenses, which cover an area of approximately 1,401 square kilometers in Tanzania. Prospecting License Renewal No.'s 3436/2005 and 2874/2004, and Prospecting License No.'s 3107/2005, 3916/2006, and 2956/2004 were transferred to us on signing the agreement for an aggregate purchase price of 4,000,000 restricted shares of common stock at a fair value of $2,820,000, which have been issued.

On November 21, 2006, we entered into an Asset Purchase Agreement with Sumayi Investment International Limited to acquire 75% ownership of four Gemstone Licenses, which cover an area of approximately 3.88 square kilometers in Tanzania. Gemstone Mining License No.'s 201/2005, 198/2005, 199/2005 and 202/2005 were transferred to us on signing the agreement for an aggregate purchase price of $100,000 payable 12 months from signing. During the year ended May 31, 2008, we terminated this agreement and returned the licenses.

On November 21, 2006, we entered into an Asset Purchase Agreement with Haperk Traders Limited to acquire Prospecting License Renewal No. 2987/2005 and Prospecting License No. 3267/2005, which cover an area of approximately 658 square kilometres in Tanzania. The licenses were transferred to us on signing the agreement for an aggregate purchase price of $62,500 (paid) and 1,000,000 restricted shares of common stock at a fair value of $735,000, which have been issued. These prospecting licenses expired on January 17, 20007, and Haperk has applied to a prospecting license covering the same area. Pursuant to an agreement to transfer mineral rights dated June 20, 2007 between Haperk and us, Haperk has agreed to transfer the reacquired prospect licenses to us for no additional consideration.

On November 21, 2006, we entered into an Asset Purchase Agreement with Sika Holdings Limited to acquire Prospecting License No. 2544/2004, which covers an area of approximately 5 square kilometers in Tanzania. The license was transferred to us on signing the agreement for an aggregate purchase price of $60,000 (paid) and 750,000 restricted shares of common stock (issued) at a fair value of $551,250.

On November 21, 2006, we entered into an Asset Purchase Agreement with KBT to acquire two Prospecting Licenses, which cover an area of approximately 1,119 square kilometers in Tanzania. Prospecting License No.'s 3899/2006 and 3900/2006 were transferred to us on signing the agreement for an aggregate purchase price of 200,000 restricted shares of common stock (issued) at a fair value of $147,000.

On November 22, 2006, we entered into an Asset Purchase Agreement with Robert Nicolas to acquire Prospecting License No. 3907/2006, which covers an area of approximately 34 square kilometers in Tanzania. The license was transferred to us on signing the agreement for an aggregate purchase price of $15,000 (paid) and 100,000 restricted shares of common stock (issued) at a fair value of $73,000.

On November 22, 2006, we entered into an Asset Purchase Agreement with Atupele A. Mwanjala and Naniel Kerrosi to acquire Prospecting License No. 2797/2004, which covers an area of approximately 28.8 square kilometers in Tanzania. The license was transferred to us on signing the agreement for an aggregate purchase price of $20,000 (paid) and 100,000 restricted shares of common stock (issued) at a fair value of $73,000.

On November 29, 2006, we entered into an Asset Purchase Agreement with Ziko Farms Limited to acquire four Prospecting Licenses, which cover an area of approximately 284.26 square kilometers in Tanzania. Prospecting License No.'s 2637/2004, 2638/2004, 2639/2004 and 3826/2005 were transferred to us on signing the agreement for an aggregate purchase price of $90,174 (paid) and 900,000 restricted shares of common stock, which we issued on June 21, 2007 at a fair value of $634,500.

On March 2, 2007, we entered into an option agreement with Canaco, whereby we granted Canaco the right to earn up to a 75% interest in Prospecting License 3920/2006 in Tanzania known as "Shinyanga" or "Magembe" held by the Company. Under the option agreement Canaco has agreed to:

(a)        make cash payments to us of $200,000, of which $100,000 (received) is payable upon the approval of the board of directors of both companies and the TSX Venture Exchange, the stock exchange that Canaco's shares are listed on (such date is referred to as the "Effective Date"). An additional $100,000 is payable on the first anniversary of the Effective Date (received);

(b)        issue up to 750,000 of its common shares to us, of which 250,000 shares are issuable on the second anniversary of the Effective Date, an additional 500,000 shares are issuable on the third anniversary of the Effective Date; and

(c)        commit to spend up to $2,500,000 in exploration expenses on the subject property prior to the fourth anniversary of the Effective Date ($250,000 in cumulative exploration expense prior to the first anniversary of the Effective Date, up to $500,000 in cumulative exploration expense prior to the second anniversary of the Effective Date, and up to $750,000 in cumulative exploration expense prior to the third anniversary of the Effective Date, and up to $1,000,000 in cumulative exploration expense prior to the fourth anniversary of the Effective Date).

On June 29, 2007, we entered into an option agreement with Canaco whereby we granted Canaco the right to earn up to a 70% interest in Prospecting License 2987/2005 in Tanzania known as "Kwadijava" in the process of being acquired by us. Under the option agreement Canaco has agreed to:

(a)        make cash payments to us of $250,000, of which $50,000 (less the amount owing by us to Canaco in the amount of $17,953) is payable upon the execution of the agreement (received). An additional $75,000 is payable on the first anniversary of the Effective Date (as such term is defined in the agreement, that being the date on which we have reacquired the Prospecting License and have obtained all applicable regulatory approvals), and $125,000 is payable on the second anniversary of the Effective Date;

(b)        issue up to 800,000 of its common shares to us, of which 100,000 shares are issuable on the Effective Date, 200,000 shares are issuable on the first anniversary of the Effective Date, an additional 500,000 shares are issuable on the second anniversary of the Effective Date; and

(c)        commit to spend up to $2,000,000 in exploration expenses on the subject property prior to the third anniversary of the Effective Date ($250,000 in cumulative exploration expense prior to the first anniversary of the Effective Date, up to $500,000 in cumulative exploration expense prior to the second anniversary of the Effective Date, up to $1,250,000 in cumulative exploration expense prior to the third anniversary of the Effective Date, and up to 2,000,000 in cumulative exploration expense prior to the third anniversary of the Effective Date).

If we fail to reacquire the Prospecting License by March 31, 2008 we will be deemed to have waived Canaco's obligation to pay us $100,000 pursuant to the option agreement relating to the Magembe property that we entered into on March 2, 2007, as described above. In July 2007, we filed paperwork to reacquire the Prospecting License, but we have not yet received formal approval from the Tanzania mining division. If and when we receive formal confirmation that we have reacquired the Prospecting License, Canaco's obligation to pay us $100,000 as described above will be reinstated.

On June 29, 2007, we entered into an option agreement with Canaco whereby we granted Canaco the right to earn up to a 70% interest in Prospecting License 2957/2005 in Tanzania known as "Negero" in the process of being acquired by us. Under the option agreement Canaco has agreed to:

(a)        make cash payments to us of $250,000, of which $50,000 (received) is payable upon the execution of the agreement. An additional $75,000 is payable on the first anniversary of the Effective Date (as such term is defined in the agreement, that being the date on which we have reacquired the Prospecting License and have obtained all applicable regulatory approvals), and $125,000 is payable on the second anniversary of the Effective Date;

(b)        issue up to 800,000 of its common shares to us, of which 100,000 shares are issuable on the Effective Date, 200,000 shares are issuable on the first anniversary of the Effective Date, an additional 500,000 shares are issuable on the second anniversary of the Effective Date; and

(c)        commit to spend up to $2,000,000 in exploration expenses on the subject property prior to the third anniversary of the Effective Date ($250,000 in cumulative exploration expense prior to the first anniversary of the Effective Date, up to $500,000 in cumulative exploration expense prior to the second anniversary of the Effective Date, up to $1,250,000 in cumulative exploration expense prior to the third anniversary of the Effective Date, and up to 2,000,000 in cumulative exploration expense prior to the third anniversary of the Effective Date).

If we fail to reacquire the Prospecting License by March 31, 2008 we will be deemed to have waived Canaco's obligation to pay us $100,000 pursuant to the option agreement relating to the Magembe property that we entered into on March 2, 2007, as described above. In July 2007, we filed paperwork to reacquire the Prospecting License, but we have not yet received formal approval from the Tanzania mining division. If and when we receive formal confirmation that we have reacquired the Prospecting License, Canaco's obligation to pay us $100,000 as described above will be reinstated.

Effective on August 4, 2008, we entered into of a Joint Venture Agreement with Mkuvia Maita ("Mr. Maita"), the registered holder of certain prospecting licenses (the "Prospecting Licenses") over certain areas located in the Liwale and Nachigwea Districts of Tanzania. Pursuant to this agreement, the we have the right to enter, sample, drill and otherwise explore for minerals on the property underlying the Prospecting Licenses as granted by the Government of Tanzania under the Mining Act of 1998 and any other rights covered by the Prospecting Licenses, subject to a perpetual net smelter royalty return of 3% payable to Mr. Maita. In consideration, we are required to pay Mr. Maita US$1,000,000 upon signing of the Agreement and to make further payments of US$540,000 over five years, on a quarterly basis beginning as of July 15, 2008, in the following amounts per year:
Year one:	US$80,000;
Year two:	US$90,000;
Year three:	US$100,000;
Year four:	US$120,000; and
Year five:	US$150,000.

Properties Underlying our Mineral Claims

The following map shows the general location of the properties underlying our mineral claims:

Geology

Tanzania has an active gold exploration and development industry. Several world-class deposits have already been discovered in the Lake Victoria Goldfields and are at different stages of development. Gold targets have also been revealed in the Procerozoic rocks of southwestern Tanzania.

The Lake Victoria Goldfield. The Lake Victoria Goldfield of northern Tanzania has become recognized as a world-class gold province. During the 1980s, several major gold discoveries were made, many of which are now in production. These developments and discoveries include Geita (AngloGold Ashanti), Bulyanhulu, North Mara and Tulawaka (Barrick Gold) and Golden Price (Resolute Mining).

Most know deposits and occurrences are found in the greenstone belts, but some gold has also been found in the granitoids. The primary gold mineralization is mainly mestothermal lode gold deposits of the non-stratiform types and is geologically similar to deposits in major gold districts in Canada, Brazil, Western Australia and India. Most of the veins and vein systems are associated with faults, shear zones and dykes in the greenstone belts. Dilational openings along shear zones are common hosts for the mineralization, which is most commonly open space filling, accompanied by replacement of adjacent wallrock at some sites. Gold is commonly accompanied by quartz and pyrite, with lesser amounts of chalcopyrite, arsenopyrite and galena. Wall rock alteration, also reported with gold mineralization, generally comprises an inner sericitic, silified and pyritized zone, and an outer zone of carbonate, chlorite and actinolite alteration.

Gold mining has dominated Tanzanian industry for more than a century and Tanzania is now Africa's third largest gold producing country after South Africa and Ghana. Our management believes that the country remains under-explored in comparison with other gold producers of its size and there is therefore a high probability of future discoveries.

Diamonds. Tanzania has been a significant diamond producer for several decades, with the bulk of production coming from the Williamson Diamond Mine at Mwadui where commercial production began in 1925. Over 300 kimberlites are known in Tanzania of which 20% are diamondiferous. Some 600 dipolar magnetic anomalies with similar geophysical characteristics to know kimberlite pipes have been recorded during recent geophysical surveys. Also of relevance are the pseudo-kimberlites or para-kimberlies along the young craters where diamonds have been discovered.

Property Access

The majority of the properties underlying our mineral claims are accessible by dirt roads feeding directly into paved highways that lead to the major centres in Tanzania (i.e., Dar es Salaam, Dodoma, Mwanza, Morogoro, Arusha). A number of areas are also serviced by local airstrips where small aircraft can land.

Climate

There are four main climatic zones in Tanzania: the coastal area where conditions are tropical; the central plateau, which is hot and dry; the semi-temperate highland areas; and, the high, moist lake regions. There are two rainy seasons in the north, from November to December and from March through May. In the south there is one rainy season, from November to March.

Prior Work on Properties

All of Douglas Lake's properties are to be considered Greenfield properties, although a significant amount of small scale mining activities has taken place on most properties.

Exploration Activities

All of our properties are in the exploration stage. Pursuant to the SA Agreement, Canaco is performing an initial technical assessment of the mineral potential of our mineral properties. All geological work completed to date was done under joint venture with Canaco Resources. This includes a 2500 meter drill program on the Morogorro property as well as a bulk testing and mapping on the Magembe Diamond property. We have not conducted any other drilling on our properties and none of our properties has been determined to contain any mineral deposits or reserves.

Mineral exploration and development involves a high degree of risk and few properties, which are explored, are ultimately developed into producing mines. There is no assurance that our mineral exploration activities will result in any discoveries of commercial bodies of ore. Our long-term profitability is directly related to the cost and success of our exploration programs, which may be affected by a number of factors beyond our control.

We will require additional financing in order to pursue the exploration of our mineral claims to determine whether any mineral deposit exists on our mineral claims. Even if we determine that a mineral deposit exists on any of our mineral claims, an economic evaluation must be completed before the economic viability of commercial exploitation of our mineral claims could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

Compliance with Government Regulation

We are subject to local laws and regulation governing the exploration, development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. We require licenses and permits to conduct exploration and mining operations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on our Company. Applicable laws and regulations will require us to make certain capital and operating expenditures to initiate new operations. Under certain circumstances, we may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions. This would have a material adverse effect on our results and financial condition.

The Company's mineral interests in Tanzania are held under prospecting licenses granted pursuant to the Mining Act, 1998 (Tanzania) for an initial period of three years and a prospecting license reconnaissance issued for initial periods of two years, and are renewable in two successive periods of two years only. We must pay annual rental fees for our prospecting licenses at a rate of $20 per square kilometer. There is also an initial one-time "preparation fee" of $200 per license. Upon renewal, we pay a fee of $200 per license. Renewals of our prospecting licenses can take many months and even years to process by the regulatory authority in Tanzania.

All prospecting licenses in Tanzania require the holder to employ and train local residents, typically amounting to $5,000 per year, and make exploration expenditures, as set out in the Mining Act, 1998 (Tanzania). At each renewal, at least 50% of our licensed area must be relinquished. If we wish to keep the relinquished one-half portion, we must file a new application for the relinquished portion.

The geographical area covered by a prospecting license ("PL") may contain one or more previously granted primary mining licenses (a "PML"). A PLM is a mining license granted only to a Tanzanian citizen consisting of an area of approximately 8 hectares. Once a PL is granted, no additional PMLs can be granted within the geographical area covered by the PL. The PL is subject to the rights of previously granted and existing PMLs. The holder of a PL will have to work around the geographical area of the PML unless the PL holder acquires the PML and any rights to the land covered by the PML.

We must hold a mining license to carry on mining activities, which are granted only to the holder of a prospecting license covering a particular area. A mining license is granted for a period of 25 years or the life of the mine. It is renewable for a period not exceeding 15 years. We do not hold any mining licenses, only prospecting licenses. Prospecting and mining license holders must submit regular reports in accordance with mining regulations. Upon commercial production, the government of Tanzania imposes a royalty on the gross value of all production at the rate of 3% of all gold produced. The applicable regulatory body in Tanzania is the Ministry of Energy and Minerals.

In July 1999, environmental management and protection regulations under the Mining Act, 1998 (Tanzania) came into force. An environmental impact statement and an environmental management plan must accompany special mining license, mining license and gemstone mining license applications for mineral rights. In addition to the establishment of environmental regulations, the Tanzanian government has improved management procedures for effective monitoring and enforcement of these regulations by strengthening the institutional capacity, especially in the field offices. The government has provided rules for the creation of reclamation funds to reinstate land to alternative uses after mining and it has developed guidelines for mining in restricted areas, such as forest reserves, national parks, near sources of water and other designated areas. These regulations have not had any material effect on our operations to date.

Competition

We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking minerals exploration properties throughout the world together with the equipment, labour and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to cost effectively acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring, exploring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable minerals exploration properties will be available for acquisition, exploration and development.

Employees

We have no significant employees other than our officers and directors. We plan to retain independent geologists and consultants on a contract basis to conduct the work programs on our mineral properties in order to carry out our plan of operations.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

We are a recently organized business with a limited operating history.

We were incorporated in January 2004 and have a limited operating history which makes it difficult to evaluate the investment merits of our Company. As of August 31, 2008, we had incurred an accumulated net loss since inception of $24,864,976. There can be no assurance that we will be profitable in the future.

We could be required to rescind an offering of our shares.

On January 23, 2006, the Pennsylvania Securities Commission ("PSC") issued an inquiry letter to the Company. The inquiry alleged that we offered and sold securities to investors without being in compliance with Regulation D and without registration. The PSC notified us that an acceptable course of action was for us to offer the Pennsylvania state residents an opportunity to rescind their investment with us. While the Pennsylvania state residents have rejected our offer to repurchase their shares, we do not plan to make the same offer to our other US investors, residents of California, or our British Columbia resident investors. The offering consisted of a total of 38 investors, 35 of which are residents of British Columbia and the total amount of money paid to us to acquire common stock during this offering was $397,000. If the investors invoked their rescission right or if any securities commission requires us to offer a right of rescission to the rest of the investors, we may have to refund up to $388,600.

We may not be able to continue as a going concern if we do not obtain additional financing.

Our independent accountants' audit report for our fiscal year ended May 31, 2008 states that there is substantial doubt about our ability to continue as a going concern. We have incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. There can be no assurance that we will be able to raise any additional funds, in the amounts required or on terms favorable to us.

We rely on consultants and engineers to perform our exploration activities.

We rely on Canaco Resources Inc., our joint venture partner, to perform initial technical assessments of the mineral potential of our properties. Although Canaco has committed to spend up to $2 million over the next two years performing initial technical assessments of the mineral potential of our properties, substantial expenditures will be required to develop the exploration infrastructure at any site chosen for exploration, to establish ore reserves through drilling, to carry out environmental and social impact assessments, and to develop metallurgical processes to extract the metal from the ore. We may not be able to discover minerals in sufficient quantities to justify commercial operation, and we may not be able to obtain funds required for exploration on a timely basis. Accordingly, you could lose your entire investment.

We have incurred net losses since our inception and expect losses to continue.

We have not been profitable since our inception. For the three months ended August 31, 2008, we had a net loss of $1,577,742. Since our inception on January 5, 2004 to August 31, 2008, we had an accumulated net loss of $24,864,976. We have not generated revenues from operations and do not expect to generate revenues from operations until one or more of our properties is placed in production. There is a risk that none of our properties will be placed in production, and that our operations will not be profitable in the future and you could lose your entire investment.

Our exploration activities are highly speculative and involve substantial risks.

All of our mineral properties are in the exploration stage and no proven mineral reserves have been established. Our exploration work may not result in the discovery of mineable deposits of ore in a commercially economical manner. There may be limited availability of water, which is essential to mining operations, and interruptions may be caused by adverse weather conditions. Our operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls. Our exploration activities are subject to substantial hazards, some of which are not insurable or may not be insured for economic reasons. Any of these factors could have a material adverse effect on our results and financial condition.

We cannot accurately predict whether commercial quantities of ores will be established.

Whether an ore body will be commercially viable depends on a number of factors beyond our control, including the particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as mineral prices and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We cannot predict the exact effect of these factors, but the combination of these factors may result in a mineral deposit being unprofitable which would have a material adverse effect on our business. We have no mineral producing properties at this time. We have not defined or delineated any proven or probable reserves or resources on any of our properties.

We may not be able to establish the presence of minerals on a commercially viable basis.

Our ability to generate revenues and profits is expected to occur through exploration and development of our existing properties as well as through acquisitions of interests in new properties. We will need to incur substantial expenditures in an attempt to establish the economic feasibility of mining operations by identifying mineral deposits and establishing ore reserves through drilling and other techniques, developing metallurgical processes to extract metals from ore, designing facilities and planning mining operations. The economic feasibility of a project depends on numerous factors beyond our control, including the cost of mining and production facilities required to extract the desired minerals, the total mineral deposits that can be mined using a given facility, the proximity of the mineral deposits to a user of the minerals, and the market price of the minerals at the time of sale. Our existing or future exploration programs or acquisitions may not result in the identification of deposits that can be mined profitably and you could lose your entire investment.

Our competition is intense in all phase of our business.

We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking minerals exploration properties throughout the world together with the equipment, labour and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to cost effectively acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring, exploring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable minerals exploration properties will be available for acquisition, exploration and development.

Our exploration activities are subject to various local laws and regulations.

We are subject to local laws and regulation governing the exploration, development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. We require licenses and permits to conduct exploration and mining operations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on our Company. Applicable laws and regulations will require us to make certain capital and operating expenditures to initiate new operations. Under certain circumstances, we may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions. This would have a material adverse effect on our results and financial condition.

We have uninsurable risks.

We may be subject to unforeseen hazards such as unusual or unexpected formations and other conditions. We may become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

We depend on key management personnel.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management. We do not have employment contracts with, and we do not maintain key-man life insurance on, our President and Chief Executive Officer, Chairman or Chief Financial Officer. A loss of any of them could adversely affect our business.

We are subject to the volatility of metal and mineral prices.

The economics of developing metal and mineral properties are affected by many factors beyond our control including, without limitation, the cost of operations, variations in the grade ore or resource mined, and the price of such resources. The market prices of the metals for which we are exploring are highly speculative and volatile. Depending on the price of gold or other resources, we may determine that it is impractical to commence or continue commercial production. The price of gold has fluctuated widely in recent years. The price of gold and other metals and minerals may not remain stable, and such prices may not be at levels that will make it feasible to continue our exploration activities, or commence or continue commercial production.

Our business activities are conducted in Tanzania.

Our mineral exploration activities in Tanzania may be affected in varying degrees by political stability and government regulations relating to the mining industry and foreign investment in that country. The government of Tanzania may institute regulatory policies that adversely affect the exploration and development (if any) of our properties. Any changes in regulations or shifts in political conditions in this country are beyond our control and may materially adversely affect our business. Our operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, foreign exchange controls, income taxes, expropriation of property, environmental legislation and mine safety.

We may not have clear title to our properties.

Acquisition of title to mineral properties is a very detailed and time-consuming process, and title to our properties may be affected by prior unregistered agreements or transfer, or undetected defects. Some of our prospecting licenses are currently subject to renewal by the Ministry of Energy and Minerals of Tanzania. There is a risk that we may not have clear title to all our mineral property interests, or they may be subject to challenge or impugned in the future, which would have a material adverse effect on our business.

Other Mining Licences.

Local residents in Tanzania may have registered the right to mine in small areas located within a prospecting license, such rights are evidenced by a mining license. We are attempting to identify the number and the precise location of mining licenses registered amongst our prospecting licenses. There can be no guarantee that we will be successful in negotiating with mining license owners, if any, to acquire their rights if we determine that we need their permission to drill or mine on the land covered by such mining licenses.

We have requirements for and there is an uncertainty of access to additional capital.

At August 31, 2008, we had cash of $58,165 and a working capital deficit of $1,338,520. We will continue to incur exploration costs to fund our plan of operations and intend to fund our plan of operations from working capital and equity subscriptions. Ultimately, our ability to continue our exploration activities depends in part on our ability to commence operations and generate revenues or to obtain financing through joint ventures, debt financing, equity financing, production sharing agreements or some combination of these or other means. There can be no assurance that we will be able to obtain any such financing.

We have no cash flow from operations and depend on equity financing for our operations.

Our current operations do not generate any cash flow. Any work on our properties may require additional equity financing. If we seek funding from existing or new joint venture partners, our project interests will be diluted. If we seek additional equity financing, the issuance of additional shares will dilute the current interests of our shareholders. We may not be able to obtain additional funding to allow us to fulfill our obligations on existing exploration properties. Our failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and the possible partial or total loss of our potential interest in certain properties or dilution of our interest in certain properties which would have a material adverse effect on our business.

Our directors and officers are indemnified for any monies they pay in settlement of actions performed while a director or officer.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. We have authorized the indemnification of our officers and directors to the full extent available under the Nevada Revised Statutes.

Penny stock rules may make it more difficult to trade our shares.

Our shares will have to comply with the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that has to comply with the penny stock rules. As our shares will likely have to comply with such penny stock rules, our shareholders will in all likelihood find it more difficult to sell their securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this prospectus include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve assumptions, risks and uncertainties regarding, among others, the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, our business model and products and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. In evaluating these statements, you should consider various factors, including the assumptions, risks and uncertainties outlined in this prospectus under "Risk Factors." These factors or any of them may cause our actual results to differ materially from any forward-looking statement made in this prospectus. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding future events, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to 10,000,000 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain eligible Participants in our 2008 Stock Incentive Plan for their own account. Eligible Participants in our 2008 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those eligible participants who are "affiliates" of our company, as defined in Rule 405 under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. All of the 10,000,000 common shares which may be offered pursuant to this reoffer prospectus underlie awards that may be granted under our 2008 Stock Incentive Plan. We will receive proceeds from the exercise of any stock options that may be granted under the 2008 Stock Incentive Plan. The exercise or purchase price per share, if any, of each award may not be less than the Fair Market Value (as defined in the 2008 Stock Incentive Plan) of our company's common stock on the date of the grant. All proceeds, if any, from the exercise of these future options will be added to our working capital.

The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

DILUTION

Because the selling stockholders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING STOCKHOLDERS

Our 2008 Stock Incentive Plan provides that we may grant up to an aggregate of 10,000,000 shares under such plan, and 10,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under our 2008 Stock Incentive Plan. "Eligible Participants" who are entitled to participate in the 2008 Stock Incentive Plan consist of employees, directors and consultants of (a) our company or (b) any of the following entities: (i) any "parent corporation" as defined in section 424(e) of the United States Internal Revenue Code of 1986, as amended (the "Code"); (ii) any "subsidiary corporation" as defined in section 424(f) of the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which our company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the 2008 Stock Incentive Plan to any Eligible Participants who are "affiliates" of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

Because our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of any reoffer prospectus by any selling stockholder, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

2008 Stock Incentive Plan

On October 20, 2008, our Board of Directors authorized and approved the adoption of our 2008 Stock Incentive Plan effective October 20, 2008.

The purpose of the 2008 Stock Incentive Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2008 Stock Incentive Plan is to be administered by our Board of Directors or a committee appointed by and consisting of two or more members of the Board of Directors, which shall determine, among other things, (i) the persons to be granted awards under the 2008 Stock Incentive Plan; (ii) the number of shares or amount of other awards to be granted; and (iii) the terms and conditions of the awards granted. The Company may issue restricted shares, options, stock appreciation rights, deferred stock rights, dividend equivalent rights, among others, under the 2008 Stock Incentive Plan. An aggregate of 10,000,000 of our shares may be issued pursuant to the grant of awards under the 2008 Stock Incentive Plan.

An award may not be exercised after the termination date of the award and may be exercised following the termination of an eligible participant's continuous service only to the extent provided by the administrator under the 2008 Stock Incentive Plan. If the administrator under the 2008 Stock Incentive Plan permits a participant to exercise an award following the termination of continuous service for a specified period, the award terminates to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever occurs first. In the event an eligible participant's service has been terminated for "cause," he or she shall immediately forfeit all rights to any of the awards outstanding.

The foregoing summary of the 2008 Stock Incentive Plan is not complete and is qualified in its entirety by reference to the 2008 Stock Incentive Plan, a copy of which is filed as exhibit 4.1 to our Form S-8 Registration Statement filed with the SEC on or about December 29, 2008.

Timing of Sales

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling stockholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivatives;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

    may not engage in any stabilization activities in connection with our common stock;

    may not cover short sales by purchasing shares while the distribution is taking place; and

    may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses include, but are not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for us by Lang Michener LLP, of Vancouver, British Columbia, Canada.

Our financial statements as at and for our fiscal year ended May 31, 2008, incorporated by reference from our Form 10-KSB filed with the SEC on September 15, 2008, have been audited by Manning Elliott LLP, Chartered Accountants, an independent registered public accounting firm, as set forth in their respective report thereto accompanying such financial statements, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on May 31, 2008 to the date of this prospectus, other than those changes that have been described in our Quarterly Report on Form 10-Q for our quarter ended August 31, 2008 (as filed with the SEC on October 20, 2008 ), in our Current Report on Form 8-K (as filed with the SEC on October 22, 2008) and in our Current Report on Form 8-K (as filed with the SEC on December 29, 2008).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed by our company with the SEC are incorporated herein be reference:

(a)        our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008, as filed with the SEC on September 15, 2008;

(b)        our Quarterly Report on Form 10-Q for the period ended August 31, 2008, as filed with the SEC on October 20, 2008;

(c)        our Current Report on Form 8-K, as filed with the SEC on October 22, 2008;

(d)        our Current Report on Form 8-K, as filed with the SEC on December 29, 2008; and

(e)        the description of our common stock under the heading "Description of Securities" in the prospectus forming part of our registration statement on Form SB-2 (Registration No. 333-117586) filed with the SEC on July 22, 2004 including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. Harpreet S. Sangha, our President and Chief Executive Officer, at the following address and phone number:

Harpreet S. Sangha, President and Chief Executive Officer
Suite 400, 1445 West Georgia Street, Vancouver, British Columbia, Canada, V6G 2T3
Tel: (604) 669-0323

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any material that we file with the SEC at the Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we shall indemnify our officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the company to the full extent allowed by the State of Nevada, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our Bylaws further provide that any indemnification under the Bylaws (unless ordered by a court) shall be made by the company only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper in the circumstances because the officer or director has met the applicable standard of conduct. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, regardless of whether or not such a quorum is obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

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DOUGLAS LAKE MINERALS INC.

10,000,000 Shares of Common Stock to be Offered and Sold by Selling Stockholders

December 29, 2008

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REOFFER PROSPECTUS
____________________________________

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Douglas Lake Minerals Inc. (the "Company"). This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.                Incorporation of Documents by Reference.

The following documents that we have filed with the Securities and Exchange Commission (the "SEC") are incorporated into this registration statement by reference:

(a)        our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008, as filed with the SEC on September 15, 2008;

(b)        our Quarterly Report on Form 10-Q for the period ended August 31, 2008, as filed with the SEC on October 20, 2008;

(c)        our Current Report on Form 8-K, as filed with the SEC on October 22, 2008;

(d)        our Current Report on Form 8-K, as filed with the SEC on December 29, 2008; and

(e)        the description of our common stock under the heading "Description of Securities" in the prospectus forming part of our registration statement on Form SB-2 (Registration No. 333-117586) filed with the SEC on July 22, 2004 including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4.                Description of Securities.

Not applicable.

Item 5.                Interests of Named Experts and Counsel.

No expert or counsel named in this registration statement as having prepared or certified any part of this registration statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.                Indemnification of Directors and Officers.

Our Bylaws provide that we shall indemnify our officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the company to the full extent allowed by the State of Nevada, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our Bylaws further provide that any indemnification under the Bylaws (unless ordered by a court) shall be made by the company only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper in the circumstances because the officer or director has met the applicable standard of conduct. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, regardless of whether or not such a quorum is obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Item 7.                Exemption from Registration Claimed.

Not applicable.

Item 8.                Exhibits.

The following is a complete list of exhibits filed as a part of this registration statement, which Exhibits are incorporated herein.
Exhibit Number	Description of Exhibit
4.1	2008 Stock Incentive Plan.
5.1	Legal Opinion of Lang Michener LLP.
23.1	Consent of Lang Michener LLP.(*)
23.2	Consent of Manning Elliott LLP Chartered Accountants.

(*)        Included in Exhibit 5.1 which is provided herewith.

Item 9.                Undertakings.

The undersigned registrant hereby undertakes:

1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.         That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.         That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 29th day of December, 2008.
Douglas Lake Minerals Inc. By: /s/ Harpreet S. Sangha _________________________________________ Harpreet S. Sangha President, Chief Executive Officer, Secretary, Treasurer and a director

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Harpreet S. Sangha ______________________ Harpreet S. Sangha	President, Chief Executive Officer, Secretary, Treasurer and a director	December 29, 2008
/s/ Sylvia Tang ______________________ Sylvia Tang	Chief Financial Officer	December 29, 2008
/s/ Joseph Rugumyamheto ______________________ Joseph Rugumyamheto	Director	December 29, 2008
/s/ Medard M.C. Kalemani ______________________ Medard M.C. Kalemani	Director	December 29, 2008
/s/ Abdulkarim Hamisi Mruma ______________________ Abdulkarim Hamisi Mruma	Director	December 29, 2008

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